DAVIS ETFs

February 26, 2018

State Street Bank and Trust Company
One Heritage Drive
North Quincy MA 02171
Attention: Brian Currier, Assistant Vice President

Re:  DAVIS FUNDAMENTAL ETF TRUST (the "Trust")

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series of shares to be known as Davis Select International ETF (the "Portfolio"), which is expected to become effective on March 1, 2018.

In accordance with Section 12, the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of October 5, 2016 by and among State Street Bank and Trust Company ("State Street") and each registered investment company party thereto (as amended, modified, or supplemented from time to time, the "Agreement"), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement.  In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 3 of the Agreement. Schedule A to the Agreement is hereby amended as set forth on Schedule A hereto, effective as of the effective date set forth below.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Portfolio and retaining one for your records.

Sincerely,

DAVIS FUNDAMENTAL ETF TRUST

By:	_/s/ Douglas Haines_______________________
Name:	_Douglas Haines_________________________
Title:	_Vice President___________, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By:	_/s/Andrew Erickson___________________________
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized
Effective Date:	_March 1, 2018____________________

Schedule A

LIST OF PORTFOLIOS

Davis Select U.S. Equity ETF
Davis Select Financial ETF
Davis Select Worldwide ETF
Davis Select International ETF